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                     INDEPENDENT AUDITOR'S CONSENT


We do hereby consent to the use of our report dated July 23, 1998 on the financial statements of American/National Trucking, Inc. and our report dated August 14, 1998 on the financial statements of RC Capital, Inc. included in and made part of the amendment to the registration statement of Makepeace Capital Corp. dated September 10, 1998.


September 10, 1998

/s/   James E. Scheifley & Associates, P.C.
Certified Public Accountant